Exhibit 10.1

                 [Form of Letter Agreement for Retention Award]

                                                                 ________, 2007


[Associate's name and address]

Dear [____________]:

     Congratulations! The Compensation and Personnel Committee of the Board of Directors (the "Committee") has awarded you a special cash retention award (the "Award") subject to the terms of this Award letter. The purpose of this Award is to reward, motivate and retain management personnel who are key to the Company's turnaround efforts and long term success. To accept this Award, please sign the enclosed copy of this letter, and return it as indicted in item 6 below.

     Subject to the requirements and limitations set forth in this Award letter, your Award, Award Date, and Vesting Dates are as follows:

        Total Cash Retention Award:                 [total amount]

        Award Date:                                 January 1, 2008

        Vesting Dates           Vesting %
        January 1, 2009           50%
        January 1, 2010           33%
        January 1, 2011           17%


     For purposes of this Award letter, "Company" means Circuit City Stores, Inc. or a parent or subsidiary of Circuit City Stores, Inc. within the meaning of section 424(e) and (f) of the Internal Revenue Code of 1986, as amended.

     Your right to receive the portion of your Award corresponding to the above Vesting Dates is contingent on (i) your agreeing to the terms of this Award by signing and returning the enclosed copy of this letter, and (ii) your remaining continuously employed on a full-time active basis with the Company through and including the corresponding Vesting Date. If you satisfy these requirements, the portion of your Award that becomes vested will be paid to you in a single lump sum cash payment within 75 days following the Vesting Date. Your right to this Award is not contingent on corporate or individual performance.

     Forfeiture. If prior to becoming fully vested in your Award, (i) your employment with the Company terminates for any reason other than your death or permanent disability, or (ii) your employment status with the Company changes to part-time, or (iii) you retire from the Company, then the unvested portion of your Award will be forfeited as of the date of your termination, change in status, or retirement, as the case may be.

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     If your employment with the Company  terminates on or before a Vesting Date because you die or become permanently disabled, then the portion of your Award scheduled to vest on such Vesting Date will vest as of the date of your death or termination for disability (assuming you otherwise meet the requirements under this Award letter), and any portion of your Award that would have vested on a subsequent Vesting Date will be forfeited. For example, if your employment terminates under these circumstances on or before January 1, 2009, the portion of your Award scheduled to vest on that date will vest, and any portion that would have vested on a subsequent Vesting Date will be forfeited.

     The Committee will determine whether a permanent disability exists for purposes of the foregoing, and such determination will be conclusive and binding.

     Other terms relevant to this Award letter are set forth below.

     1. Modification. The Committee may unilaterally modify the terms of this Award letter after the Award Date provided that your consent is obtained with respect to any modification that would be detrimental to your rights hereunder, except that your consent will not be required to the extent any such modification is to comply with applicable law.

     2. Change of Control. If you remain continuously employed on a full-time active basis with the Company through and including the date on which a Change of Control of the Company occurs, then notwithstanding any provision herein to the contrary, any restrictions hereunder on your outstanding Award shall lapse as of such date. For this purpose, "Change of Control" has the meaning set forth in the Circuit City Stores, Inc. 2003 Stock Incentive Plan, as amended and restated, effective December 14, 2006.

     3. Withholding Taxes. On the Vesting Date, you will have taxable income equal to the amount of your vested Award, and the Company will withhold the amount of taxes required to be withheld or paid.

     4. Interpretation. The interpretation and construction of any provision or term of this Award letter by the Committee will be final and conclusive. The terms of this Award letter and all actions taken hereunder will be governed by the laws of the Commonwealth of Virginia, without regard to the conflict of law provisions of any jurisdiction.

     5. Miscellaneous.

     a. This Award letter is the entire agreement between you and the Company concerning the Award granted hereunder. If you are a party to an Employment Agreement with the Company, you agree that in the case of a conflict between the Employment Agreement and this Award letter, the terms of this Award letter will control.

     b. Nothing in this Award letter confers any right to continued employment with the Company, or affects the Company's right to terminate an associate's employment at any time, with or without notice, and with or without cause.


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     c. The Company has no  obligation  to  contribute  any assets to a trust or other entity or otherwise to segregate any assets, or maintain separate accounts for the purpose of satisfying the Award obligation hereunder.

     6. Acceptance of this Award. In order for your Award to become effective, you must accept it by signing and returning the enclosed copy of this Award letter as soon as possible but in no event later than [date that is 15 days after the award letter is distributed], 2008 to:

                           [contact name and address]


     Your signature will also constitute your agreement to the terms and conditions contained in this letter.

                                   Sincerely,


                                   Senior Vice President
                                   Human Resources

ACCEPTED:


Associate Signature


Printed Name


Date

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